UNITED STATES OF AMERICA
CONSUMER FINANCIAL PROTECTION BUREAU

ADMINISTRATIVE PROCEEDING File No. 2013-CFPB- 0010

In the Matter of:	CONSENT ORDER

Ally Financial Inc.; and
Ally Bank (collectively, "Ally")

The Consumer Financial Protection Bureau ("CFPB"), through its examiners and other staff, has conducted an examination of the processes for managing compliance with federal consumer financial laws implemented by Ally Financial Inc. and Ally Bank (collectively, "Ally" or "Respondents" as defined below) as well as compliance with federal consumer financial laws, and identified violations of law and deficiencies in the applicable compliance systems with respect to Respondents' compliance with the Equal Credit Opportunity Act ("ECOA"), 15 U.S.C. §§ 1691-1691f, and its implementing regulation, Regulation B, 12 C.P.R. pt. 1002. Following its examination, the CFPB referred the matter to the United States through the Civil Rights Division of the Department of Justice (''DO]") pursuant to Section 706(g) of the ECOA and the December 6, 2012 Memorandum of Understanding between the CFPB and the DO]. The CFPB and the DOJ engaged in a joint investigation into Respondents' compliance with the ECOA. The CFPB hereby issues, pursuant to 12 U.S.C. §§ 5563 & 5565, this Consent Order ("Consent Order") in coordination with the DOJ.

I
Jurisdiction

1.	The CFPB has jurisdiction to enforce the ECOA pursuant to the Consumer Financial Protection Act ("CFPA"), 12 U.S.C. §§ 5481(12)(D), (14), 5515(c)(1), 5563 and the ECOA, 15 U.S.C. § 1691c(a)(9).

2.	Each Respondent is a "covered person" as that term is defined by 12 U.S.C. § 5481(6).

3.	Each Respondent is an insured depository institution (or affiliate thereof) within the meaning of 12 U.S.C. § 5515(a)(1).

4.	Each Respondent is subject to the authority of the CFPB to initiate and maintain an administrative proceeding against it pursuant to 12 U.S.C. § 5563.
II
Stipulation

5.
Respondents, in the interest of compliance and resolution of this matter, have executed a "Stipulation and Consent to the Issuance of a Consent Order," dated December 19, 2013 ("Stipulation"), which is incorporated by reference and is accepted by the CFPB. By this Stipulation, Respondents, solely for the purpose of this proceeding, have consented to the issuance of this Consent Order by the CFPB under Sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 & 5565, without admitting or denying any of the findings or conclusions, except that Respondents admit to the CFPB's jurisdiction over Respondents and the subject matter of this action.

III
Definitions

6.	For purposes of this Consent Order, the following definitions shall apply:
a."Board" shall mean collectively the duly elected and acting Board of Directors for each of Ally Financial Inc. and Ally Bank.

b."Effective Date" shall mean the date on which the Consent Order is issued.
c."Executive Officers" shall mean collectively the senior management of each of Ally Financial Inc. and Ally Bank, including but not limited to their Chief Executive Officer(s), Treasurer(s), President(s), Vice President(s), Chief Operating Officer(s), Chief Financial Officer(s), Chief Compliance Officer(s), and President(s) for Auto Finance.
d."Relevant Time Period" shall mean the period from April1, 2011 through December 31,2013.
e."Respondents" shall mean Ally Financial Inc. and Ally Bank, and any direct or indirect subsidiaries and affiliates and their successors and assigns.
f."Related Consumer Action" shall mean a private action by or on behalf of one or more consumers or any enforcement action by another governmental entity brought against either Respondent with respect to the Relevant Time Period based on substantially the same facts set forth in Section IV of this Consent Order.
IV
Findings and Conclusions
The CFPB finds the following:

7.
Respondent Ally Financial Inc. is a bank holding company, incorporated in the state of Delaware with a principal place of business in Michigan. As of December 31, 2012, Respondent Ally Financial Inc. had $182 billion in total assets.

8.
Respondent Ally Bank is a subsidiary of Respondent Ally Financial Inc. Ally Bank is chartered by the State of Utah and has deposits that are insured by the Federal Deposit Insurance Corporation. As of December 31, 2012, Respondent Ally Bank had $94.8 billion in total assets.

9.	The CFPB conducted an examination of each Respondent for compliance with the ECOA and its implementing regulation, Regulation B, from September 2012 through November 2012.

10.
On November 7, 2013, based on the CFPB’s finding that it had reason to believe Respondents have engaged in a pattern or practice of lending discrimination in violation of Section 701(a) of the ECOA, the CFPB referred the matter to the DOJ pursuant to Section 706(g) of the ECOA and the December 6, 2012 Memorandum of Understanding between the CFPB and the DOJ.

11.
On November 13, 2013, the DOJ initiated an investigation under the ECOA of Ally's pricing of automobile retail installment contracts. The DOJ coordinated its investigation with the CFPB's investigation.

12.	Ally is one of the largest indirect automobile finance companies in the United States. Ally purchases retail installment contracts from over 12,000 automobile dealers.

13.
Dealers submit applications to Ally on behalf of consumers. For those applications that Ally approves, Ally sets a specified "buy rate." Ally determines the buy rate using a proprietary underwriting and pricing model, and t hen communicates that buy rate to the dealer that submitted the application to Ally. Ally's buy rate reflects the minimum interest rate, absent additional discounts or reductions, at which Ally will finance or purchase a retail installment contract from a dealer.

14.
Ally maintains a specific policy and practice that provides dealers discretion to mark up a consumer's interest rate above Ally's established risk-based buy rate. The difference between the buy rate and the consumer's interest rate on the retail installment contract (contract rate) is known as the "dealer markup." Ally compensates dealers from the increased interest revenue to be derived from the markup.

15.
Ally limits the dealer markup to 250 basis points for contracts with terms of sixty (60) monthly payments or less and to 200 basis points for contracts with terms of greater than sixty (60) monthly payments or for contracts to borrowers assigned to the lowest two tiers of Ally's proprietary system of credit scoring.

16.
Ally regularly participates in the decision to extend credit by taking responsibility for underwriting, setting the terms of credit by establishing the risk-based buy rate, and communicating those terms to automobile dealers. Ally influences the credit decision by indicating to automobile dealers whether or not Ally will purchase retail installment contracts on the terms specified by Ally.

17.	Ally is a creditor within the meaning of the ECOA, 15 U.S.C. § 1691a(e), and Regulation B, 12 C.F.R. § 1002.2(l).

18.
The CFPB and the DOJ analyzed the dealer markup of the non-subvented retail installment contracts that Ally purchased between April1, 2011 and March 31, 2012. During the time period covered by the analyses, Ally purchased over 800,000 non-subvented retail installment contracts. From April, 2012 through December 31, 2013, Ally will have purchased over 1.3 million additional non-subvented retail installment contracts. The CFPB and the DOJ determined that more than 20% of retail installment contracts that Respondents purchased had African-American, His panic, or Asian/Pacific Islander borrowers or co-borrowers.

19.
The retail installment contracts analyzed by the CFPB and the DOJ did not contain information on the race or national origin of borrowers. To evaluate any differences in dealer markup, the CFPB and the DOJ assigned race and national origin probabilities to applicants. The CFPB and the DOJ employed a proxy methodology that combines geography-based and name-based probabilities, based on public data published by the United States Census Bureau, to form a joint probability using the Bayesian Improved

Surname Geocoding (BISG) method. The joint race and national origin probabilities obtained through the BISG method were then used directly in the CFPB's and DOJ's models to estimate any disparities in dealer markup on the basis of race or national origin.

20.
The CFPB's and the DOJ's markup analyses focused on the interest rate difference between each borrower's contract rate and Ally's buy rate. The CFPB and the DOJ considered potential explanatory variables offered by Respondents, and determined that Respondents failed to provide adequate evidence that additional variables appropriately reflected legitimate business needs.

21.
During the time period covered by the analyses, on average, African-American borrowers were charged approximately 29 basis points more in dealer markup than similarly-situated non-Hispanic whites for non-subvented retail installment contracts. These disparities are statistically significant, and these differences are based on race and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that during the Relevant Time Period, approximately 100,000 African-American borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $300 more each in interest than similarly-situated non-Hispanic white borrowers over the life of their retail installment contracts.

22.
During the time period covered by the analyses, on average, Hispanic borrowers were charged approximately 20 basis points more in dealer markup than similarly-situated non Hispanic whites for non-subvented retail installment contracts. These disparities are statistically significant, and these differences are based on national origin and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that during the Relevant Time Period approximately 125,000 Hispanic borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $200 more each in interest than similarly-situated non-Hispanic white borrowers over the life of their retail installment contracts.

23.
During the time period covered by the analyses, on average, Asian/Pacific Islander borrowers were charged approximately 22 basis points more in dealer markup than similarly situated non-Hispanic whites for non-subvented retail installment contracts. These disparities are statistically significant, and these differences are based on race and/ or national origin and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that during the Relevant Time Period approximately 10,000 Asian/Pacific Islander borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $200 more each in interest than similarly-situated non-Hispanic white borrowers over the life of their retail installment contracts.

24.
The higher markups that were charged to African-American, Hispanic, and Asian /Pacific Islander borrowers are a result of Ally's specific policy and practice of allowing dealers to mark up a consumer's interest rate above Ally's established buy rate and then compensating dealers from that increased interest revenue.

25.
Ally's specific policy and practice of allowing dealers to mark up a consumer's interest rate above Ally's established buy rate and then compensating dealers from that increased interest revenue continued throughout the entire Relevant Time Period.

26.
During the Relevant Time Period, Ally did not monitor whether discrimination on a prohibited basis occurred through the charging of markups across its portfolio of retail installment contracts, and, for most of the Relevant Time Period, it did not offer comprehensive fair lending training to its network of dealers.

27.	Ally's specific policy and practice are not justified by legitimate business need and constitute discrimination against applicants with respect to credit transactions on the basis of race and national origin in violation of the ECOA, 15 U.S.C. § 1691(a)(l), and Regulation B, 12 C.F.R. §§ 1002.4(a), 1002.6(a), 1002.6(b)(9).

CONDUCT PROVISIONS
V
Order to Cease and Desist
IT IS HEREBY ORDERED, pursuant to Sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 & 5565, that:

28.
Consistent with this Consent Order, Respondents shall cease and desist from engaging in any act or practice that discriminates on the basis of race or national origin in any aspect of the pricing of automobile loans in violation of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. pt. 1002.

VI
Compliance Plan with Compliance Committee
IT IS FURTHER ORDERED that:

29.
The Board shall establish a Compliance Committee of at least three directors, no more than one of whom ma y be an officer or employee of either Respondent or any of its affiliates. Within twenty (20) days of the Effective Date, the Board shall provide in writing to the CFPB and the DOJ the name of each member of the Compliance Committee. In the event of any change of membership, the Board shall submit the name of any new member in writing to the CFPB and the DOJ.

30.
Until the termination of this Consent Order, the Compliance Committee shall be responsible for monitoring and coordinating each Respondent's adherence to the provisions of this Consent Order. The Compliance Committee shall meet at least every other month, and shall maintain minutes of its meetings.

31.
Within sixty (60) days of the Effective Date, the Compliance Committee shall submit a Compliance Plan to the CFPB and the DOJ for review and determination of non-objection that details: the actions Respondents plan to take or have already taken to comply with this Consent Order; the results and status of those actions, if any; and a compliance program that shall go into effect within thirty (30) days after non-objection by the CFPB and the DOJ to the Compliance Plan and remain in effect until the termination of the Consent Order, except as provided in paragraph 35 of this Consent Order. The Compliance Plan shall, at a minimum, include:

a.
A dealer compensation policy that limits the maximum rate spread between Ally's buy rate and the contract rate of the retail installment contract to an amount no more than Ally's limits in effect throughout the Relevant Time Period;

b.
Regular notices to all dealers explaining the ECOA, stating Respondents' expectations with respect to ECOA compliance, and articulating the dealer's obligation to price retail installment contracts in a non-discriminatory manner, including in exercising discretion to set a consumer's contract rate when such discretion is permitted;

c.	Quarterly analysis of dealer-specific retail installment contract pricing data for disparities on a prohibited basis resulting from Respondents' dealer compensation policy;

d.
Quarterly and annual analysis of portfolio-wide retail installment contract pricing data for disparities on a prohibited basis resulting from Respondents' dealer compensation policy that reflects the same methods and controls the CFPB and the DOJ applied in their analyses described in paragraphs 18-23 of this Consent Order, unless the CFPB and the DOJ approve the use of additional controls or methodological changes proposed by Respondents;

e.
Appropriate corrective action with respect to dealers who are identified in t he quarterly analysis of dealer-specific retail installment contract pricing data for dis parities on a prohibited basis, or otherwise identified, culminating in the restriction or elimination of dealers' ability to exercise discretion in setting a consumer's contract rate or exclusion of dealers from future transactions with Ally; and remuneration of affected consumers, within sixty (60) days of analysis that identifies statistically significant disparities in dealer markup on a prohibited basis within an individual dealer's transactions with Respondents;

f.
For each of African Americans, Hispanics, and Asians/Pacific Islanders, remuneration of affected consumers by March 1 of each calendar year until the termination of this Consent Order, if portfolio-wide analysis described in paragraph 31d for the preceding calendar year identifies statistically significant dealer markup disparities for that group at or above the agreed upon target. Respondent shall remunerate affected consumers using the same methodology the CFPB and the DOJ used to calculate the damages for the Relevant Time Period set forth in paragraph 41; and

g.	Specific timeframes and deadlines for implementation of the steps described above.

32.
The CFPB and the DOJ shall make a determination of non-objection to the Compliance Plan or direct Respondents to revise it. In t he event that the CFPB and the DOJ direct Respondents to revise the Compliance Plan, Respondents shall make the revisions and resubmit the Compliance Plan to the CFPB and the DOJ within thirty (30) days.

33.
Upon notification that the CFPB and the DOJ have made a determination of non-objection to the Compliance Plan, Respondents shall implement and adhere to the steps, recommendations, deadlines, and timeframes set forth in the Compliance Plan.

34.
To the extent Respondents seeks to materially change its Compliance Plan after its initial implementation, Respondents shall submit to the CFPB and the DOJ for review and determination of non-objection a description of the change to the Compliance Plan.

Upon notification, the CFPB and the DOJ shall make a determination of non-objection to the change or direct Respondents to revise it. In the event that the CFPB and the DOJ direct Respondents to revise the change, Respondents shall make the revisions and resubmit the change to the CFPB and the DOJ within thirty (30) days.

35.	At any time during the pendency of this Consent Order, Respondents may submit a Non- discretionary Dealer Compensation Plan to the CFPB and the DOJ for review and determination of non-objection.

a.
The Non-discretionary Dealer Compensation Plan shall set forth a proposed non discretionary dealer compensation structure that includes an appropriate compliance management system that ensures compliance with the ECOA and shall be implemented within ninety (90) days after non-objection by the CFPB and the DOJ to the Non discretionary Dealer Compensation Plan and remain in effect until the termination of this Consent Order.

b.
The CFPB and the DOJ shall make a determination of non-objection to the Non discretionary Dealer Compensation Plan or direct Respondents to revise it. In the event that the CFPB and the DOJ direct Respondents to revise the Non-discretionary Dealer Compensation Plan, Respondents shall make the revisions and resubmit the Non discretionary Dealer Compensation Plan to the CFPB and the DOJ within thirty (30) days.

c.
Upon notification that the CFPB and the DOJ have made a determination of non objection to the Non-discretionary Dealer Compensation Plan, Respondents shall implement and adhere to the steps, recommendations, deadlines, and timeframes set forth in the Non-discretionary Dealer Compensation Plan.

d.	To the extent Respondents seek to subsequently change its Non-discretionary Dealer Compensation Plan after its initial implementation, Respondents shall submit to the CFPB and the DOJ for review and determination of non-objection a description of the change. Upon notification, the CFPB and the DOJ shall make a determination of non objection to the change or direct Respondents to revise it. In the event that the CFPB and the DOJ direct Respondents to revise the change, Respondents shall make d1e revisions and resubmit the change to the CFPB and the DOJ within thirty (30) days. Respondents ma y request the CFPB and the DOJ to conduct an expedited review of any proposed changes when required by circumstances related to the non-discretionary dealer compensation structure. The CFPB and the DOJ shall conduct an expedited review of the change as soon as practicable and make a determination of non-objection to the change or direct Respondents to revise it.

e.
Upon implementation of the Non-discretionary Dealer Compensation Plan, Respondents ma y terminate those elements of the Compliance Plan that were required by paragraphs 31a and 31c-g of this Consent Order.

36.
Six (6) months after the Effective Date and every six (6) months thereafter until the Compliance Committee described in paragraph 29 of this Consent Order, and the CFPB and the DOJ shall meet and confer (including in person or telephonically) to discuss the Compliance Plan, results achieved by the Compliance Plan, and any modifications to the Compliance Plan that may be warranted, based on the Plan's results, changes in the indirect automobile lending industry, or any other reason. Any records of such communications shall be deemed confidential information under 12 C.F.R. pt 1070.

VII
Reporting Requirements
IT IS FURTHER ORDERED that:

37.
Within forty-five (45) days of the end of the second calendar quarter after the Effective Date, and within forty-five (45) days of the end of each quarter thereafter until the termination of this Consent Order, Respondents shall submit to the CFPB and the DOJ a true and accurate written Compliance Progress Report, which has been approved by each Board, and which shall at a minimum:

a.	Separately list each action required by the Compliance Plan pursuant to paragraph 31 and this Consent Order;

b.
Describe the status of each action taken or to be taken to comply with the Compliance Plan pursuant to paragraph 31, as well as each action taken or to be taken to comply with the other provisions of this Consent Order; and

c.
Summarize and provide supporting data of the activities set forth in paragraphs 31c-31f, including the just-completed quarter's (and year's, if applicable) portfolio-wide analysis required by paragraph 31d.

38.
Until the termination of this Consent Order, Respondents shall notify the CFPB and the DOJ of any change in Respondents that may affect compliance obligations arising under this Consent Order, prior to such change, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the proposed proceedings or filings related to bankruptcy or insolvency by or against either Respondent; or a change in Respondent Ally Financial Inc.'s or Respondent Ally Bank's name or main address.

VIII
Role of the Board
IT IS FURTHER ORDERED that:

39.	The Board shall review all submissions (including plans, reports, programs, policies, and procedures) specifically required by this Consent Order prior to submission to the CFPB and the DOJ.

40.
Although this Consent Order requires Respondents to submit certain documents for review or non-objection by the CFPB and the DOJ, the Board shall have the ultimate responsibility for proper and sound oversight of Respondents and for ensuring that Respondents comply with federal consumer financial law, including the ECOA, and this Consent Order. In each instance in this Consent Order in which the Board is required to ensure adherence to, or undertake to perform, certain obligations of Respondents, the Board shall:

a.	Authorize and adopt such actions on behalf of Respondents as may be necessary for Respondents to perform its obligations and undertakings under the terms of this Consent Order;

b.	Require the timely reporting by Respondents' management of such actions directed by Respondents' management to be taken under the terms of this Consent Order; and

c.	Require corrective action be taken in a timely and appropriate manner in the case of any material non-compliance with such actions.

MONETARY PROVISIONS
IX
Order to Pay Redress
IT IS FURTHER ORDERED that:

41.
Within thirty (30) days of the Effective Date, Respondents shall deposit into an interest bearing escrow account eighty million dollars ($80,000,000.00), which represents the amount of total consumer monetary and other damages caused by the practices described in Section IV during the Relevant Time Period. This will constitute the Settlement Fund. Respondents shall provide written verification of the deposit to the CFPB and the DOJ within five (5) days of depositing the funds described in this paragraph. Any interest that accrues will become part of the Settlement Fund and will be utilized and disposed of as set forth herein. Any taxes, costs, or other fees incurred by the Settlement Fund shall be paid by Respondents.

42.
Within sixty (60) days of the Effective Date, Respondents shall enter into a contract retaining an Independent Settlement Administrator ("Administrator") to conduct the activities set forth in paragraphs 44 through 52. The selection of the Administrator and the terms of the Administrator's contract related to the Administrator's duties pursuant to this Consent Order shall be subject to the non-objection of the CFPB and the DOJ. Respondents shall bear all costs and expenses of the Administrator. Respondents' contract with the Administrator shall require the Administrator to comply with the provisions of this Consent Order as applicable to the Administrator. The Administrator's contract shall require the Administrator to work cooperatively with Respondents and the CFPB and the DOJ in the conduct of its activities, including reporting regularly to and providing all reasonably requested information to the CFPB and the DOJ. The Administrator's contract shall require the Administrator to comply with all confidentiality and privacy restrictions applicable to the party who supplied the information and data to the Administrator.

43.
In the event that the CFPB or the DOJ have reason to believe that the Administrator is not materially complying with the terms of its contract with Respondents, Respondents shall present for review and determination of non-objection a course of action to effectuate the Administrator's material compliance with its contract with Respondents. The CFPB and the DOJ shall make a determination of non-objection to the course of action or direct Respondents to revise it. In the event that the CFPB and the DOJ direct revisions, Respondents s hall make the revisions and resubmit the course of action to the CFPB and the DOJ within thirty (30) days. Upon notification that the CFPB and the DOJ have made a determination of non-objection, Respondents shall implement the course of action.

44.
The Administrator's contract shall require the Administrator, as part of its operations, to establish cost-free means for affected consumers to contact it, including an email address, a website, a toll-free telephone number, and means for persons with disabilities to communicate effectively, including TTY. The Administrator's contract shall require the Administrator to make all reasonable efforts to provide effective translation services to affected consumers, including but not limited to providing live English and foreign language-speaking operators to speak to affected consumers who call the toll-free telephone number and request a live operator, and providing foreign language interpretations and translations for communications with affected consumers.

45.
The CFPB and the DOJ shall request from Respondents information and data the CFPB and the DOJ reasonably believe will assist in identifying affected consumers and determining any monetary and other damages, including but not limited to a database of all retail installment contracts booked by Respondents during the Relevant Time Period and all data variables the CFPB obtained during its examination. Within ninety (90) days of the Effective Date, Respondents shall supply the requested information and data.

46.
The CFPB and the DOJ shall jointly provide to the Administrator and Respondents a list of retail installment contracts with consumers that the CFPB and the DOJ have determined are eligible to receive monetary relief pursuant to this Consent Order after receipt of all the information and data they requested pursuant to paragraph 45. The total amount of the Settlement Fund shall not be altered based on the number of listed retail installment contracts.

47.
Within thirty (30) days after the date the CFPB and the DOJ provide the list of retail installment contracts referenced in paragraph 46, Respondents will provide to the CFPB, the DOJ, and the Administrator the name, most recent mailing address in its servicing records, Social Security number, and other information as requested for the primary borrower and each co-borrower (if any) on each listed retail installment contract ("Identified Borrower"). Such information and data shall be used by the CFPB, the DOJ, and the Administrator only for the law enforcement purposes of implementing the Consent Order. The total amount of the Settlement Fund shall not be altered based on the number of Identified Borrowers.

48.
After receipt of all the information required to be provided by paragraph 47, the CFPB and the DOJ shall provide Respondents and the Administrator with the initial estimate of the amount each Identified Borrower will receive from the Settlement Fund. No individual, agency, or entity may request that any court, the CFPB, the DOJ, Respondents, or the Administrator review the selection of Identified Borrowers or the amount to be received. The total amount of the Settlement Fund shall not be altered based on the amounts that Identified Borrowers receive.

49.
The Administrator's contract shall require the Administrator to adopt effective methods, as requested by the CFPB and the DOJ, to confirm tl1e identities and eligibility of Identified Borrowers and provide to the CFPB and the DOJ a list of Identified Borrowers whose identities and eligibility have been confirmed ("Confirmed Borrower'') within 270 days from the date the CFPB and the DOJ provide the information described in paragraph 48.

50.
Within sixty (60) days after the date the Administrator provides to the CFPB and the DOJ the list of Confirmed Borrowers, the CFPB and the DOJ shall provide to the Administrator a list containing the final payment amount for each Confirmed Borrower. The total amount of the Settlement Fund shall not be altered based on the number of Confirmed Borrowers or the amounts they receive. No individual, agency, or entity may request that any court, the CFPB, the DOJ, Respondents, or the Administrator review the final payment amounts.

51.
The Administrator's contract shall require the Administrator to deliver payment to each Confirmed Borrower in the amount determined by the CFPB and the DOJ as described in paragraph 50 within forty-five (45) days. The Administrator's contract shall also require the Administrator to skip trace and redeliver any payment that is returned to t11e Administrator as undeliverable, or not deposited within six (6) months.

52.
The Administrator's contract shall require the Administrator to maintain the cost-free means for consumers to contact it described in paragraph 44 and finalize distribution of the final payments described in paragraphs 50 and 51 within 12 months from the date the CFPB and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 50. Confirmed Borrowers shall have until that date to request reissuance of payments that have not been deposited.

53.
The details regarding administration of the Settlement Fund set forth in paragraphs 42 through 52 can be modified by agreement of the CFPB, the DOJ, and Respondents. Payments from the Settlement Fund to Confirmed Borrowers collectively shall not exceed the amount of the Settlement Fund, including accrued interest.

54.
Respondents will not be entitled to a set-off, or any other reduction, of the amount of final payments to Confirmed Borrowers because of any debts owed by the Confirmed Borrowers. Respondents also will not refuse to make a payment based on a release of legal claims or account modification previously signed by any Confirmed Borrowers.

55.
In the event that the amount of redress provided to Confirmed Borrowers after the Administrator completes distribution of funds is less than the amount of the Settlement Fund (including accrued interest), Respondents are ordered to transfer all remaining money in the Settlement Fund to the CFPB, in the form of a wire transfer to the CFPB or to such agent as the CFPB may direct, and in accordance with wiring instructions to be provided by counsel for the CFPB. Respondents shall make this payment within thirty (30) days of when the Administrator finalizes distribution of the final payments described in paragraphs 50 and 51, or 12 months from the date the CFPB and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 50, whichever is earlier.

56.
If the CFPB and the DOJ determine, in their sole discretion, that additional redress to affected consumers is wholly or partially impracticable, otherwise inappropriate, or if funds remain after the additional redress is completed, the CFPB and the DOJ may apply any remaining funds for such other equitable relief, including consumer information remedies, determined to be reasonably related to the conduct and violations described in Section IV of this Consent Order. Any funds not used for such equitable relief shall be deposited in the U.S. Treasury as disgorgement. Respondents shall have

20

no right to challenge any actions that the CFPB, the DOJ, or their representatives may take under this paragraph.
X
Order to Pay Civil Money Penalties
IT IS FURTHER ORDERED that:

57.
Pursuant to Section 1055(c) of the CFPA, 12 U.S.C. § 5565(c), by reason of the violations of law set forth in Section IV of this Consent Order, and taking into account the factors set forth in 12 U.S.C. § 5565(c)(3), Respondents shall pay a civil money penalty of eighteen million dollars ($18,000,000.00) to the CFPB, as directed by the CFPB and as set forth herein.

58.
Within ten (10) days of the Effective Date, Respondents shall pay the civil money penalty in the form of a wire transfer to the CFPB or to such agent as the CFPB may direct, and in accordance with wiring instructions to be provided by counsel for the CFPB.

59.	The civil money penalty paid under this Consent Order shall be deposited in the Civil Penalty Fund of the CFPB in accordance with Section 1017(d) of the CFPA, 12 u.s.c. § 5497(d).

60.	Respondents shall treat the civil money penalty as a penalty paid to the government for all purposes. Regardless of how the CFPB ultimately uses those funds, Respondents shall not:

a.	Claim, assert, or apply for any tax benefit for any civil money penalty that Respondents pay under this Consent Order; or

b.
Seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made under any insurance policy, with regard to any civil money penalty that Respondents pay under this Consent Order.

21

61.
To preserve the deterrent effect of tl1e civil money penalty, in any Related Consumer Action, Respondents shall not argue that Respondents are entitled to, nor shall Respondents benefit by, any offset or reduction of any monetary remedies imposed in the Related Consumer Action, because of the civil money penalty paid in this action ("Penalty Offset"). If the court in any Related Consumer Action grants such a Penalty Offset, Respondents shall, within thirty (30) days after entry of a final order granting the Penalty Offset, notify the CFPB, and pay the amount of the Penalty Offset to the U.S. Treasury. Such a payment shall not be deemed an additional civil money penalty and shall not be deemed to change the amount of the civil money penalty imposed in this action. Notwithstanding the foregoing, Respondents may offer evidence of this Consent Order and its monetary remedies and / or penalties in response to any request or demand for exemplary or punitive damages in any Related Consumer Action.

XI
Additional Monetary Provisions

62.
In the event of any default on Respondents' obligation to make payment under Sections IX and X, interest, computed pursuant to 28 U.S.C. § 1961, as amended, shall accrue on any outstanding amounts nor paid from tl1e date of default to the date of payment, and shall immediately become due and payable.

63.
Respondents shall relinquish all dominion, control, and title to the funds paid pursuant to this Consent Order to the fullest extent permitted by law. Respondents shall make no claim to or demand for return of the funds, directly or indirectly, through counsel or otherwise.

64.
In accordance with 31 U.S.C. § 7701, Respondents, unless it has already done so, shall furnish to the CFPB its taxpayer identifying numbers, which shall be used for purposes of collecting and reporting on any delinquent amount arising out of this Consent Order.

65.
Within thirty (30) days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Respondents shall notify the CFPB and the DOJ of the final judgment, consent order, or settlement in writing. That notification shall indicate the amount of redress, if any, that Respondents paid or are required to pay to consumers and should describe the consumers or classes of consumers to whom that redress has been or will be paid.

ADMINISTRATIVE PROVISIONS
XII
Order Distribution and Acknowledgment
IT IS FURTHER ORDERED that:

66.	Within thirty (30) days of the Effective Date, each Respondent shall deliver a copy of this Consent Order to each of its Board members and Executive Officers.

67.
Until the termination of this Consent Order, each Respondent shall deliver a copy of this Consent Order to any future Board Members and Executive Officers within thirty (30) days that an individual becomes a Board Member or Executive Officer, respectively.

68.
Respondents shall secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, with any electronic signatures complying with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within thirty (30) days of delivery, from all persons receiving a copy of this Consent Order pursuant to this Section.

XIII
Recordkeeping
IT IS FURTHER ORDERED that:

69.	Respondents shall create or retain the following business records:

a.
All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including but not limited to, reports submitted to the CFPB and the DOJ, analyses and all information related to the analyses conducted pursuant to paragraph 31, and all documents and records pertaining to redress, as set forth in Section IX above;

b.	For Respondents' consumer automobile lending business lines, accounting records showing the gross and net revenues generated by Respondents, and all relevant affiliates; and

c.
All consumer complaints related to Ally's retail installment contracts alleging discrimination (whether received directly or indirectly, such as through a third party), and any responses to those complaints or requests.

70.
All business records created or retained pursuant to this Section shall be retained at least until the termination of this Consent Order, and shall be made available upon the CFPB's or the DOJ's request to CFPB representatives or DOJ representatives, respectively, within thirty (30) days of a request.

XIV
Notices
IT IS FURTHER ORDERED that:

71.
Unless otherwise directed in writing by a CFPB or DOJ representative, all submissions, requests, communications, consents, or other documents relating to this Consent Order shall be in writing and shall be sent by overnight courier (not the U.S. Postal Service), as follows:

To the CFPB:

Steve Kaplan
Regional Director, CFPB Northeast Region
Consumer Financial Protection Bureau
140 East 4S'h Street, 4th Floor
New York, NY 10017
The subject line shall begin: In re Ally, dated December 19, 2013

To the DOJ:

Chief
Housing and Civil Enforcement Section
Civil Rights Division,
U.S. Department of Justice,
1800 G Street NW, Suite 7002
Washington, DC 20006
Attn: DJ 188-37-28

To Respondents:

William B. Solomon, Jr.
General Counsel
Ally Financial Inc.
M/C 482-B09-B11
200 Renaissance Center
Detroit, MI 48265-2000

Hu Benton
General Counsel
Ally Bank
6985 Union Park Center
Midvale, UT 84047

XV
Compliance and Extensions of Time
IT IS FURTHER ORDERED that:

72.
Upon a written showing of good cause, the CFPB ma y, in its discretion, and after consultation with the DOJ , modify any non-material provision of this Consent Order (e.g., reasonable extensions of time for, and changes to, reporting requirements). Any such modification by the CFPB shall be in writing.

XVI
Other Provisions

73.
Except as set forth in paragraph 74, the provisions of this Consent Order shall not bar, estop, or otherwise prevent the CFPB or the DOJ, or any other federal or state agency or department, from taking any other action against Respondents. Respondents expressly reserve all rights and defenses against any other public or private plaintiff other than the CFPB and the DOJ.

74.
The CFPB releases and discharges Respondents, and all affiliates, directors, officers, agents, servants, and employees of Respondents, from all potential liability for violations of law that have been or might have been asserted by the CFPB based on the practices described in Section IV of this Consent Order, to the extent such practices occurred prior to the Effective Date and are known to the CFPB as of the Effective Date. Notwithstanding the foregoing, the practices alleged in this Consent Order may be utilized by the CFPB in future enforcement actions against Respondents and its affiliates, including without limitation, to establish a pattern or practice of violations or the continuation of a pattern or practice of violations or to calculate the amount of any penalty. This release shall not preclude or affect any right of the CFPB to determine and ensure compliance with the terms and provisions of this Consent Order, or to seek penalties for any violations thereof.

75.
This Consent Order is intended to be, and shall be construed to be, a final order issued under Section 1053 of the CFPA, 12 U.S.C. § 5563, and expressly does not form, and may not be construed to form, a contract binding the CFPB or the United States of America.

76.
This Consent Order shall terminate ninety (90) days after Respondents have conducted two (2) years of annual portfolio-wide analysis and provided any associated consumer remuneration pursuant to paragraphs 31d and 31f, unless Respondents' second annual portfolio-wide analysis conducted pursuant to paragraph 31d yields statistically significant dealer markup disparities based on race or national origin at or above the agreed upon target for African Americans, Hispanics, or Asians/Pacific Islanders, in which case the Consent Order shall terminate ninety (90) days after Respondents have conducted three (3) years of annual portfolio-wide analysis and provided any associated consumer remuneration pursuant to paragraphs 31d and 31f. This Consent Order shall remain effective and enforceable until such time, except to the extent that any provisions of this Consent Order shall have been amended, suspended, waived, or terminated in writing by the CFPB or its designated agents. The CFPB will not pursue any potential violations of the ECOA against Respondents for conduct undertaken pursuant to this Consent Order during the period of this Consent Order.

77.	Calculation of time limitations shall run from the Effective Date and shall be based on calendar days, unless otherwise noted.

78.
In the event Respondents seek to transfer or assign all or part of its operations, and the successor or assign intends on carrying on the same or similar use, as a condition of sale, Respondents shall obtain the written accession of the successor or assign to any obligations remaining under this Consent Order for its remaining term with respect to the specific operations transferred or assigned. For purposes of this paragraph, the requirements relating to the transfer or assignment of "operations" do not include the transfer or assignment of portions of Respondents' portfolio of retail installment contracts to an independent third party entity.

79.
The provisions of this Consent Order shall be enforceable by the CFPB. In the event that any disputes arise about the interpretation of or compliance with the terms of this Consent Order, the CFPB, the DOJ, and Respondents shall endeavor in good faith to resolve any such dispute between themselves before bringing it to a court for resolution. The CFPB and the DOJ agree that if they reasonably believe that Respondents have materially violated any provision of this Consent Order, they will provide Respondents written notice thereof and give it thirty (30) days to resolve the alleged violation before presenting the matter to a court. Any violation of this Consent Order may result in the imposition by the CFPB of the maximum amount of civil money penalties allowed under Section 1055(c) of the CFPA, 12 U.S.C. § 5565(c).

80.
The provisions of this Consent Order shall be severable and, should any provisions be declared by a court of competent jurisdiction to be unenforceable, the other provisions shall remain in full force.

81.
This Consent Order, which shall be construed to include Section III of the CFPB's Supervisory Letter associated with the CFPB's September 2012 examination and the accompanying Stipulation, contains the complete agreement between the parties. No promises, representations, or warranties other than those set forth in this Consent Order and the accompanying Stipulation have been made by any of the parties. This Consent Order and the accompanying Stipulation supersede all prior communications, discussions, or understandings, if any, of the parties, whether oral or in writing.

82.	Nothing in this Consent Order or the accompanying Stipulation shall be construed as allowing Respondents, their Board, Executive Officers, or employees to violate any law, rule, or regulation.

83.
To the extent that a specific action by Respondents is required both by this Consent Order and any Consent Order entered by the United States District Court for the Eastern District of Michigan in the civil action styled United States of America v. Ally Financial Inc. and Ally Bank, filed on or about December 20, 2013, action by Respondents that satisfies a requirement under any such District Court Consent Order will satisfy that same requirement under this Consent Order.

IT IS SO ORDERED, this 19th day of December, 2013.

/s/ Richard Cordray
Richard Cordray
Director
Consumer Financial Protection Bureau